UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2010
QUESTCOR PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	001-14758 (Commission File Number)	33-0476164 (I.R.S. Employer Identification No.)

3260 Whipple Road Union City, California (Address of Principal Executive Offices)		94587 (Zip Code)
Registrant’s telephone number, including area code: (510) 400-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 29, 2010, Questcor Pharmaceuticals, Inc. (“Questcor”) entered into a Supply Agreement (the “Supply Agreement”) with Cangene bioPharma, Inc., formerly known as Chesapeake Biological Laboratories, Inc. (“Cangene”) pursuant to which Cangene will continue to manufacture commercial supplies of H.P. Acthar® Gel (repository corticotropin injection) for Questcor. Pursuant to the terms of the Supply Agreement, Questcor shall pay a specified price per manufactured lot of H.P. Acthar Gel (“Acthar”), which price may be adjusted, subject to specified limitations. The Supply Agreement does not require Questcor to purchase any minimum percentage of its total requirements for Acthar from Cangene.
The initial term of the Supply Agreement commenced retroactively on January 21, 2010, and shall continue in effect until terminated by either party, subject to not less than twelve (12) months’ termination notice. In the event Cangene provides notice of termination to Questcor, Cangene will continue to provide the same manufacturing services until the earlier of (i) the date Questcor transfers the manufacturing of Acthar to an alternative site and manufacturing at that alternative site is approved by the Food and Drug Administration, or (ii) the third anniversary of the date of Cangene’s notice of termination.
The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by the Supply Agreement, a copy of which Questcor intends to file with its Annual Report on Form 10-K for the year ending December 31, 2009, requesting confidential treatment for certain portions.

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2010	QUESTCOR PHARMACEUTICALS, INC.
	By:	/s/ Gary M. Sawka
Gary M. Sawka
Senior Vice President, Finance, and Chief Financial Officer